Exhibit 99.1

VELOCITY PORTFOLIO GROUP, INC.
1800 Route 34 North, Building 4, Suite 404A, Wall, NJ 07719 (732) 556-9090

FOR IMMEDIATE RELEASE

      Company Contact:

      Jim Mastriani, CFO
      Velocity Asset Management
      (732) 556-9090

      jjm@velocitycollect.com

VELOCITY PORTFOLIO GROUP TEMPORARILY SUSPENDS
FUTURE MONTHLY DIVIDEND PAYMENT
ON SERIES A PREFERRED STOCK

Wall, New Jersey, February 26, 2009– Velocity Portfolio Group, Inc. announced that on February 25, 2009, its board of directors determined that the company would not declare the February 28, 2009 dividend payment in the aggregate amount of $114,999 on its Series A Preferred Stock for the stockholders of record on February 1, 2009, and it has suspended the company’s future monthly dividends effective immediately for Series A Preferred Stock holders in order to preserve capital. The dividend payment scheduled for February 28, 2009 will not be paid. Since the Series A Preferred Stock is cumulative, this suspended dividend (and all subsequent dividends not paid) will be accrued to the benefit of the Preferred Stock holders and recorded as a liability in the company’s net asset value.

About Velocity Portfolio Group, Inc.

        We are a portfolio management company that purchases unsecured consumer receivables in the secondary market and seeks to collect those receivables through an outsourced legal collection network. Our primary business is to acquire credit-card receivable portfolios at significant discounts to the total amounts owed by the debtors. We use our proprietary valuation process to calculate the purchase price so that our estimated cash flow from such portfolios offers us an adequate return on our investment after servicing expenses.

For more information, visit www.velocitycollect.com

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and that are subject to risk and uncertainties, including, but not limited to, risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K. These risks could cause actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company. The company assumes no obligation to update the information contained in this press release.

Contact:

Jim Mastriani
CFO
Velocity Portfolio Group, Inc.
732/556-9090